Exhibit 99.1

News Release

Anita Liskey, 312.466.4613 William Parke, 312.930.3467 news@cmegroup.com www.cmegroup.mediaroom.com	John Peschier, 312.930.8491 CME-E

FOR IMMEDIATE RELEASE

CME Group Inc. Reports Fourth-Quarter and Full-Year 2011 Financial Results

•	Reached annual average daily volume records in foreign exchange, agricultural commodities, energy and metals product lines

•	Raised regular quarterly dividend to $2.23 per share, an increase of 59 percent, and declared an additional dividend of $3.00 per share

CHICAGO, February 2, 2012 – CME Group Inc. (NASDAQ: CME) today reported full-year 2011 results, primarily driven by a 10 percent increase in overall average daily volume. During the year, the company posted annual average daily volume records across the foreign exchange, agricultural commodities, energy and metals product lines.

Reflecting CME Group’s strong cash flow, and consistent with our capital structure guiding principles, CME Group’s board of directors raised the first-quarter regular dividend 59 percent, to $2.23 per share, based on a change to our dividend policy, increasing our payout target from 35 percent to 50 percent of prior year’s cash earnings.

Furthermore, the company declared an additional, annual variable dividend, amounting to $3.00 per share in 2012. Going forward, this dividend will be considered in the first quarter of each year and will supplement the regular dividend. The amount of the annual variable dividend will be determined after the end of each year, and the level will increase or decrease from year to year based on operating results, potential M&A activity, and other forms of capital return including regular dividends and share buybacks during the prior year. Both dividends, totaling $5.23 per share, will be payable on March 26, 2012, to shareholders of record as of March 9, 2012.

Full-year 2011 revenues were $3.3 billion and operating income was $2.0 billion. Full-year net income attributable to CME Group was $1.8 billion and diluted earnings per share were $27.15. Fourth-quarter revenues were $736 million, which includes a $3 million negative impact related to MF Global’s bankruptcy, and operating income was $390 million. Fourth-quarter net income attributable to CME Group was $746 million and diluted earnings per share were $11.25.

Fourth-quarter 2011 results included a $528 million non-cash benefit from a tax adjustment primarily due to a revaluation of our deferred tax liabilities as a result of revisions to our state tax apportionment, and a negative impact of $30 million driven by activities related to MF Global’s bankruptcy. Excluding these items, fourth-quarter diluted EPS would have been $3.55 and full-year diluted EPS would have been $17.04.1

1.	A reconciliation of the non-GAAP EPS mentioned to the respective GAAP figure can be found within the Reconciliation of GAAP to Non-GAAP Measures chart at the end of the financial statements.

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“Despite a very challenging environment, 2011 was another productive year for CME Group,” said CME Group Executive Chairman Terry Duffy. “During the year we delivered the highest volume in our history, approaching 3.4 billion contracts traded. We have performed well navigating through uncertain events such as the Fed’s zero interest rate policy, the Eurozone crisis and the final rulemaking for Dodd-Frank. As market participants adjusted to these factors during the fourth quarter, 2012 has started out strong, with open interest up 11 percent to date.”

“CME Group’s 2011 results and accomplishments demonstrated the sustainable strength and balance of our broad-based business,” said CME Chief Executive Officer Craig Donohue. “During the year, OTC clearing began to achieve some traction, we announced our proposed partnership with McGraw Hill, and we made steady progress with CME Clearing Europe. We also supplemented our non-transactional revenue by achieving significant customer commitments for co-location services. Overall, we continue to take decisive long-term strategic actions to expand our core business and continue to successfully advance our globalization strategy.”

“The increase in our regular dividend and the addition of the variable dividend confirm both our optimism about our ability to drive continued growth and strong cash flows, and also our strong commitment to returning capital to CME Group’s shareholders,” said Jamie Parisi, CME Chief Financial Officer. “We believe a strong and growing dividend, and significant dividend yield, will attract shareholders to what we believe is an exceptional business model that is not capital intensive and is highly cash-generative.”

Fourth-quarter 2011 average daily volume was 11.7 million contracts, down 2 percent compared with the fourth quarter of 2010. Clearing and transaction fee revenues of $599 million were down 4 percent from $625 million in fourth-quarter 2010. Market data and information services revenue was $106 million, up 2 percent from $104 million in the same quarter last year.

Fourth-quarter total average rate per contract was 81.1 cents, in line with fourth-quarter 2010, and up 4 percent from third-quarter 2011. The sequential variance can be attributed primarily to a greater proportion of higher-priced commodity product volume to lower-priced financial products, relative to the third quarter of 2011.

Fourth-quarter 2011 operating expense was $346 million, including $27 million of expense related to MF Global’s bankruptcy. Fourth-quarter 2011 non-operating expense was $21 million, driven primarily by interest expense and borrowing costs of $29 million, offset by $10 million of investment income.

As of December 31, the company had $1.1 billion of cash and marketable securities and $2.1 billion of long-term debt.

CME Group will hold a conference call to discuss fourth-quarter 2011 results at 8:30 a.m. Eastern Time today. A live audio Webcast of the call will be available on the Investor Relations section of CME Group’s Web site at www.cmegroup.com. An archived recording will be available for up to two months after the call.

As the world’s leading and most diverse derivatives marketplace, CME Group (www.cmegroup.com) is where the world comes to manage risk. CME Group exchanges offer the widest range of global benchmark products across all major asset classes, including futures and options based on interest rates, equity indexes, foreign exchange, energy, agricultural commodities, metals, weather and real estate. CME Group brings buyers and sellers together through its CME Globex® electronic

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trading platform and its trading facilities in New York and Chicago. CME Group also operates CME Clearing, one of the world’s leading central counterparty clearing providers, which offers clearing and settlement services for exchange-traded contracts, as well as for over-the-counter derivatives transactions through CME ClearPort®. These products and services ensure that businesses everywhere can substantially mitigate counterparty credit risk in both listed and over-the-counter derivatives markets.

CME Group is a trademark of CME Group Inc. The Globe Logo, CME, Globex and Chicago Mercantile Exchange are trademarks of Chicago Mercantile Exchange Inc. CBOT and the Chicago Board of Trade are trademarks of the Board of Trade of the City of Chicago, Inc. NYMEX, New York Mercantile Exchange and ClearPort are registered trademarks of New York Mercantile Exchange, Inc. COMEX is a trademark of Commodity Exchange, Inc. All other trademarks are the property of their respective owners. Further information about CME Group (NASDAQ: CME) and its products can be found at www.cmegroup.com.

Statements in this press release that are not historical facts are forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied in any forward-looking statements. Among the factors that might affect our performance are: increasing competition by foreign and domestic entities, including increased competition from new entrants into our markets and consolidation of existing entities; our ability to keep pace with rapid technological developments, including our ability to complete the development, implementation and maintenance of the enhanced functionality required by our customers; our ability to continue introducing competitive new products and services on a timely, cost-effective basis, including through our electronic trading capabilities, and our ability to maintain the competitiveness of our existing products and services, including our ability to provide effective services to the over-the-counter market; our ability to adjust our fixed costs and expenses if our revenues decline; our ability to generate revenues from our processing services; our ability to maintain existing customers, develop strategic relationships and attract new customers; our ability to expand and offer our products outside the United States; changes in domestic and non-U.S. regulations; changes in government policy, including policies relating to common or directed clearing and changes as a result of legislation stemming from the implementation of the Dodd-Frank Act; the costs associated with protecting our intellectual property rights and our ability to operate our business without violating the intellectual property rights of others; our ability to generate revenue from our market data that may be reduced or eliminated by the growth of electronic trading, the state of the overall economy or declines in subscriptions; changes in our rate per contract due to shifts in the mix of the products traded, the trading venue and the mix of customers (whether the customer receives member or non-member fees or participates in one of our various incentive programs) and the impact of our tiered pricing structure; the ability of our financial safeguards package to adequately protect us from the credit risks of clearing members; the ability of our compliance and risk management methods to effectively monitor and manage our risks, including our ability to prevent errors and misconduct and protect our infrastructure against security breaches and misappropriation of our intellectual property assets; changes in price levels and volatility in the derivatives markets and in underlying fixed income, equity, foreign exchange, interest rate and commodities markets; economic, political and market conditions, including the volatility of the capital and credit markets and the impact of economic conditions on the trading activity of our current and potential customers stemming from the financial crisis that began in 2008 and any other future crises; our ability to accommodate increases in trading volume and order transaction traffic without failure or degradation of performance of our trading and clearing systems; our ability to execute our growth strategy and maintain our growth effectively; our ability to manage the risks and control the costs associated with our acquisition, investment and alliance strategy; our ability to continue to generate funds and/or manage our indebtedness to allow us to continue to invest in our business; industry and customer consolidation; decreases in trading and clearing activity; the imposition of a transaction tax or user fee on futures and options on futures transactions and/or the repeal of the 60/40 tax treatment of such transactions; the unfavorable resolution of material legal proceedings and the seasonality of the futures business. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, including our most recent periodic reports filed on Form 10-K and Form 10-Q, which are available in the Investor Relations section of the CME Group Web site. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

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12-14

Exhibit 99A

CME Group Inc. and Subsidiaries

Consolidated Balance Sheets

(in millions)

	December 31, 2011	December 31, 2010
ASSETS
Current Assets:
Cash and cash equivalents	$1,042.3	$855.2
Marketable securities	47.6	50.2
Accounts receivable, net of allowance	289.4	297.5
Other current assets (includes $40.0 and $0 in restricted cash)	232.6	146.1
Cash performance bonds and guaranty fund contributions	9,333.9	4,038.5

Total current assets	10,945.8	5,387.5
Property, net of accumulated depreciation and amortization	821.9	786.8
Intangible assets—trading products	17,040.5	17,040.5
Intangible assets—other, net of accumulated amortization	3,312.8	3,453.3
Goodwill	7,984.0	7,983.6
Other assets (includes $20.5 and $0 in restricted cash)	653.7	394.4

Total Assets	$40,758.7	$35,046.1

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$31.1	$51.8
Short-term debt	—	420.5
Other current liabilities	250.2	270.4
Cash performance bonds and guaranty fund contributions	9,333.9	4,038.5

Total current liabilities	9,615.2	4,781.2
Long-term debt	2,106.8	2,104.8
Deferred tax liabilities, net	7,226.8	7,840.4
Other liabilities	187.6	191.5

Total Liabilities	19,136.4	14,917.9
Redeemable non-controlling interest	70.3	68.1
Shareholders’ equity	21,552.0	20,060.1

Total Liabilities and Shareholders’ Equity	$40,758.7	$35,046.1

CME Group Inc. and Subsidiaries

Consolidated Statements of Income

(dollars in millions, except per share amounts; shares in thousands)

	Quarter Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Revenues
Clearing and transaction fees	$599.1	$625.4	$2,710.9	$2,486.3
Market data and information services	105.8	104.1	427.7	395.1
Access and communication fees	14.4	12.0	49.2	45.4
Other	17.2	21.7	92.8	76.9

Total Revenues	736.5	763.2	3,280.6	3,003.7

Expenses
Compensation and benefits	116.0	119.8	475.7	432.1
Communications	10.6	9.8	42.3	40.6
Technology support services	13.4	13.1	52.1	50.5
Professional fees and outside services	35.7	35.0	126.1	117.5
Amortization of purchased intangibles	32.8	32.6	132.0	128.1
Depreciation and amortization	33.4	31.8	128.5	129.9
Occupancy and building operations	20.6	17.2	77.5	74.9
Licensing and other fee agreements	20.2	19.8	84.9	82.6
Other	63.4	25.7	140.4	116.4

Total Expenses	346.1	304.8	1,259.5	1,172.6

Operating Income	390.4	458.4	2,021.1	1,831.1

Non-Operating Income (Expense)
Investment income	9.6	14.2	36.7	42.3
Impairment oflLong-term Investment	—	(2.2)		(2.2)
Gains (losses) on derivative investments	—	(8.6)	(0.1)	(2.6)
Interest and other borrowing costs	(29.1)	(35.1)	(116.9)	(140.3)
Equity in net income (losses) of unconsolidated subsidiaries	(1.2)	0.5	(4.3)	(6.4)

Total Non-Operating	(20.7)	(31.2)	(84.6)	(109.2)

Income Before Income Taxes	369.7	427.2	1,936.5	1,721.9

Income tax provision (benefit)	(377.0)	230.8	122.1	769.8

Net Income	746.7	196.4	1,814.4	952.1
Less: Net income (loss) attributable to redeemable non-controlling interest	0.8	0.2	2.1	0.7

Net Income Attributable to CME Group	$745.9	$196.2	$1,812.3	$951.4

Earnings per Common Share Attributable to CME Group:
Basic	$11.28	$2.94	$27.23	$14.35
Diluted	11.25	2.93	27.15	14.31

Weighted Average Number of Common Shares:
Basic	66,125	66,813	66,547	66,299
Diluted	66,306	67,011	66,762	66,495

Notes:

Year-to-date 2011 results include the Q1 2011 tax adjustment reflecting a $164 million benefit within tax expense associated with a change in our expected effective tax rate and its impact on our deferred tax expense and the release of reserves related to a foreign investment, as well as the Q4 $528 benefit from a non-cash tax adjustment primarily due to a revaluation fo our deferred tax liabilities as a result of revisions to our state tax apportionment and negative $30 million impact driven by activities related to MF Global’s bankruptcy. Year-to-date 2010 results include the Q2 2010 $20.5 million write down of goodwill of the company’s subsidiary, Credit Market Analysis Limited (CMA).

CME Group Inc.

Quarterly Operating Statistics

	4Q 2010	1Q 2011	2Q 2011	3Q 2011	4Q 2011
Trading Days	64	62	63	64	63

Quarterly Average Daily Volume (ADV)

CME Group ADV (in thousands)

	4Q 2010	1Q 2011	2Q 2011	3Q 2011	4Q 2011
Product Line
Interest rates	5,566	6,424	6,449	6,518	4,729
Equities	2,545	2,906	2,842	4,040	3,147
Foreign exchange	887	961	918	988	820
Energy	1,581	1,973	1,757	1,670	1,704
Agricultural commodities	1,067	1,154	1,159	1,032	1,004
Metals	372	376	403	454	315

Total	12,018	13,794	13,528	14,702	11,719
Venue
Electronic	9,978	11,605	11,454	12,463	9,864
Open outcry	1,418	1,467	1,393	1,557	1,173
Privately negotiated	222	224	242	257	204

Exchange-traded Total	11,618	13,296	13,090	14,276	11,240
CME ClearPort	400	498	438	426	479

Total	12,018	13,794	13,528	14,702	11,719

Average Rate Per Contract (RPC)

CME Group RPC

	4Q 2010	1Q 2011	2Q 2011	3Q 2011	4Q 2011
Product Line
Interest rates	$0.496	$0.481	$0.486	$0.479	$0.480
Equities	0.702	0.705	0.709	0.703	0.705
Foreign exchange	0.804	0.823	0.868	0.801	0.828
Energy	1.631	1.573	1.595	1.580	1.507
Agricultural commodities	1.219	1.271	1.303	1.264	1.230
Metals	1.708	1.732	1.636	1.649	1.706

Average RPC	$0.813	$0.808	$0.807	$0.779	$0.811
Venue
Exchange-traded	$0.748	$0.740	$0.745	$0.724	$0.748
CME ClearPort	2.704	2.630	2.665	2.621	2.290

CME Group Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

(in millions)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
GAAP Results
Revenues	$736.5	$763.2	$3,280.6	$3,003.7
Expenses	346.1	304.8	1,259.5	1,172.6

Operating income	390.4	458.4	2,021.1	1,831.1

Operating margin	53.0%	60.1%	61.6%	61.0%
Non-Operating income (expense)	(20.7)	(31.2)	(84.6)	(109.2)

Income before income taxes	369.7	427.2	1,936.5	1,721.9
Income tax provision (benefit)	(377.0)	230.8	122.1	769.8
Effective tax rate	(102.0%)	54.0%	6.3%	44.7%

Net income	746.7	196.4	1,814.4	952.1
Less: Net income attributable to redeemable non-controlling interest	0.8	0.2	2.1	0.7

Net Income Attributable to CME Group	$745.9	$196.2	$1,812.3	$951.4

Earnings per Common Share Attributable to CME Group:
Basic	$11.28	$2.94	$27.23	$14.35
Diluted	11.25	2.93	27.15	14.31

Adjustments

Adjustment to revenue	$3.3	$—	$3.3	$—

Adjustment to expense	(26.8)	—	(26.8)	(20.5)

Adjustment to non-operating income (expense)	—	8.6		8.6

Adjustment to income before income taxes	30.1 [1]	8.6 [3]	30.1 [1]	29.1 [3]

Adjustment to income tax provision (benefit)	540.4 [2]	(47.9)[4]	704.8 [2]	(47.9)[4]

Adjustment to net income	(510.3)	56.5	(674.7)	77.0

Non-GAAP results, excluding adjustments
Revenues	$739.8	$763.2	$3,283.9	$3,003.7
Expenses	319.3	304.8	1,232.7	1,152.1

Operating income	420.5	458.4	2,051.2	1,851.6

Operating margin	56.8%	60.1%	62.5%	61.6%

Non-Operating income (expense)	(20.7)	(22.6)	(84.6)	(100.6)

Income before income taxes	399.8	435.8	1,966.6	1,751.0

Income tax provision (benefit)	163.4	182.9	826.9	721.9

Effective tax rate	40.9%	42.0%	42.0%	41.2%

Net income	236.4 #	252.90	1,139.7	1,029.1
Less: Net income attributable to redeemable non-controlling interest	0.8	0.2	2.1	0.7

Net Income Attributable to CME Group	$235.6	$252.7	$1,137.6	$1,028.4

Adjusted earnings per Common Share Attributable to CME Group:
Basic	$3.56	$3.78	$17.09	$15.51
Diluted	3.55	3.77	17.04	15.47

Weighted Average Number of Common Shares:
Basic	66,125	66,813	66,547	66,299
Diluted	66,306	67,011	66,762	66,495

1)	Includes $3.3 million of revenue and $26.8 of expenses related to the MF Global bankruptcy.
2)	Includes a $528 million non-cash benefit from a tax adjustment primarily due to a revaluation of our deferred tax liabilities as a result of revisions to our state tax apportionment, as well as $12 million of tax impact from adjusted operating income. The full year also includes a $164 million benefit associated with a change in our expected effective tax rate and its impact on our deferred tax expense and the release of reserves related to a foreign investment.
3)	Includes a $8.6 milion charge to non-operating expense accelerated by termination of an iterest rate swap associated with early payoff of a term loan. The full year also includes a $20.5 million write down of goodwill of the company’s subsidiary, Credit Market Analysis Limited.
4)	Includes an adjustment to tax expense of $51.3 million for deferred taxes due to revised state apportionment estimates. This is partially offset by the tax impact of the $8.6 million acceleration of non-operating expense due to the early termination of an interest rate swap.